                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
  OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                Commission File Number 001-05881

                                BNS Holding, Inc.
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             (Exact name of registrant as specified in its charter)

                          61 East Main Street, Suite B,
                           Los Gatos California 95031
                                 (401) 848-6300
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Class A Common Stock, $0.01 par value
                         Preferred Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please  place  an X in the  box(es)  to  designate  the  appropriate  rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  |X|    Rule 12h-3(b)(l)(i)  |X|
            Rule 12g-4(a)(l)(ii) |_|    Rule 12h-3(b)(l)(ii) |_|
            Rule 12g-4(a)(2)(i)  |_|    Rule 12h-3(b)(2)(i)  |_|
            Rule 12g-4(a)(2)(ii) |_|    Rule 12h-3(b)(2)(ii) |_|
                                        Rule 15d-6           |_|

      Approximate number of holders of record as of the certification or notice date:  235

      Pursuant to the  requirements of the Securities  Exchange Act of 1934, BNS
Holding, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 23, 2007                    BNS HOLDING, INC.

                                          By: /s/ Kenneth Kermes
                                              ----------------------------------
                                          Name: Kenneth Kermes
                                          Title: President and Chief
                                          Executive Officer

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the
General Rules and  Regulations  under the  Securities  Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant,  by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.